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Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS

        Adolph Coors Company (Coors) and Molson Inc. (Molson) merged on February 9, 2005 (the Merger). In connection with the Merger, Coors changed its name to Molson Coors Brewing Company (the Company or MCBC).

        The following unaudited pro forma condensed combined statements of operations and notes are presented to give effect to the Merger and represent the combined company's unaudited pro forma statements of operations for the year ended December 26, 2004 and the twenty-six weeks ended June 26, 2005. A pro forma balance sheet is not presented as the Merger is reflected in the consolidated balance sheet of the Company as of June 26, 2005 filed in the Quarterly Report on Form 10-Q for that quarter.

        The following unaudited pro forma condensed combined statements of operations give effect to the Merger as if it occurred on December 29, 2003, the first day of Coors' fiscal year ended December 26, 2004. The unaudited pro forma condensed combined statements of operations include adjustments directly attributable to the Merger. The pro forma adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and assumptions that are factually supportable. These unaudited pro forma condensed combined statements of operations are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the date indicated and do not purport to be indicative of future operating results.

        Molson's historical consolidated financial statements are presented in Canadian dollars and were prepared in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. Coors' consolidated financial statements were prepared in accordance with U.S. GAAP and are presented in U.S. dollars. As described in Note 3 to these unaudited pro forma condensed combined statements of operations, Molson's historical consolidated income statements were reconciled to U.S. GAAP and were translated from Cdn.$ to U.S.$. As presented in Note 3 to the unaudited pro forma condensed combined statements of operations, pro forma adjustments have been made to the income statements of Molson to conform with Coors' presentation under U.S. GAAP. Molson's historical consolidated results for the thirty-nine days ended February 8, 2005 include the results of the Brazil operations for December 2004 through February 8, 2005 as the operations are reported one month in arrears.

        The unaudited pro forma financial information for the year ended December 26, 2004 is based on historical financial statements. Molson's fiscal year ends on March 31, while Coors' fiscal year ended on the last Sunday of December. As described in Note 1 to the unaudited pro forma condensed combined statements of operations, the period covered by Molson's historical financial information has been adjusted to more closely correspond to Coors' fiscal year-end in the accompanying pro forma condensed combined statements of operations. Molson's historical financial results for the year ended December 31, 2004 included in Note 3 below represent Molson's historical fiscal year ends. The unaudited pro forma condensed combined statements of operations do not purport to represent the combined company's results of operations had the merger transaction between Molson and Coors actually occurred as of these dates or the results that the combined company would have achieved after the merger transaction. The unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical consolidated financial statements (and notes) of Molson and Coors.

        Unless otherwise stated, all amounts shown in this Exhibit 99.1 are in U.S.$ and in accordance with U.S. GAAP.

        The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, with Coors treated as the "acquiror" for accounting purposes. Although the Molson shareholders received more shares in the combined company than Coors shareholders, a voting trust provides equal contractual voting control of MCBC by the Coors and Molson families. Coors was determined to be the "acquiror" for accounting purposes since it was the entity issuing shares in the combination, effectively paid a premium through the special dividend, and based on an evaluation of other qualitative factors, including senior management positions and the relative sizes of the companies.

Preliminary Purchase Accounting

        The Merger's equity consideration was valued at U.S.$3.6 billion, including the exchange of 46.7 million equivalent shares of stock at a market price of U.S.$75.25 per share, the exchange of stock options valued at $4.0 million, and merger-related costs of approximately $35 million incurred by Coors. Since Coors was considered the accounting acquiror in the Merger, the purchase consideration is required to be allocated to Molson's net assets, with the residual to goodwill. The Company is in the process of obtaining third-party valuations for many assets and liabilities. The most significant items for which valuations, and the purchase price allocation, have not been finalized are the Brazilian business, the guarantees related to the Montreal Canadiens, pre-existing contractual relationships between Coors and Molson, the fixed assets of Brewers Retail Inc. (BRI), a joint venture consolidated under FIN 46R, certain environmental liabilities related to discontinued operations, intangibles and income taxes. In addition, management is currently evaluating potential restructuring activities that could impact our purchase accounting. The significant outstanding items include evaluation of our organizational structure and decisions on outsourcing and other vendor arrangements. The value of the Brazil business presents a significant amount of uncertainty. Preliminary projections of future cash flows for this business indicate a book value of less than U.S.$200.0 million. However, increased perspective gained with regard to certain pre-acquisition contingencies, specifically certain Brazilian tax liabilities, could have a further negative impact on the value of this business.

        The final purchase price allocation, which will be determined in subsequent reporting periods, and its effect on results of operations may differ significantly from the pro forma amounts included in this section, although these amounts represent management's best estimates as of the date of this document.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Twenty-six Weeks Ended June 26, 2005
(in U.S.$ millions, except share and per share data)

	MCBC Twenty-six weeks ended June 26, 2005 US GAAP	Molson Thirty-nine days ended February 8, 2005 US GAAP (Note 3)	Pro Forma Adjustments (Note 7)		Molson Coors Pro Forma
Sales	$3,627.6	$301.7	$(0.8 (5.1	)F )B	$3,923.4
Excise taxes	(952.2)	(115.6)			(1,067.8)

Net sales	2,675.4	186.1	(5.9)		2,855.6
Cost of goods sold	(1,640.2)	(113.3)	(0.7 (0.7 2.0	)D )B A
			26.5	I	(1,726.4)

Gross profit	1,035.2	72.8	21.2		1,129.2
Marketing, General and Administrative expenses	(819.7)	(78.9)	(7.8 1.2 0.3 1.2	)D B J A	(903.7)
Special charges	(128.4)	(154.9)	111.8	G	(171.5)

Operating income (loss)	87.1	(161.0)	127.9		54.0
Interest expense, net	(61.9)	(13.2)	0.1 (1.7)	E H	(76.7)
Other expense	(3.0)	0.3			(2.7)

Income (loss) before income taxes	22.2	(173.9)	126.3		(25.4)
Income tax (expense) benefit	(21.7)	40.6	(47.5	)C	(28.6)

Income (loss) before minority interests	0.5	(133.3)	78.8		(54.0)
Minority interests	3.9	3.9	4.6	B	12.4

Net income (loss)	$4.4	$(129.4)	$83.4		$(41.6)

Net income (loss) per common share—basic	$0.06				$(0.49)

Net income (loss) per common share—diluted	$0.06				$(0.49)

Weighted average common shares in issue (millions of shares)
—Basic	74.2				84.2

—Diluted	75.1				84.2

See accompanying notes to unaudited pro forma condensed combined statement of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 26, 2004
(in U.S.$ millions, except share and per share data)

	Coors Year ended December 26, 2004 US GAAP	Molson Year ended December 31, 2004 US GAAP (Note 3)	Pro Forma Adjustments (Note 7)		Molson Coors Pro Forma
Sales	$5,819.7	$2,611.5	$(4.7 (48.3	)F )B	$8,378.2
Beer excise taxes	(1,513.9)	(726.4)	(3.6	)B	(2,243.9)

Net sales	4,305.8	1,885.1	(56.6)		6,134.3
Cost of goods sold	(2,741.7)	(1,060.3)	5.0 21.5 (9.8	A B )D	(3,785.3)

Gross profit	1,564.1	824.8	(39.9)		2,349.0
Marketing, General and Administrative expenses	(1,223.2)	(427.9)	2.7 1.7 (61.0 (18.4	A J )D )B	(1,726.1)
Special Charges	7.5	(196.5)			(189.0)

Operating income	348.4	200.4	(114.9)		433.9
Interest expense, net	(53.1)	(72.6)	1.7 (14.3 (11.0	E )H )K	(149.3)
Other income (expense)	12.9	(2.5)	3.1	B	13.5

Income before income taxes	308.2	125.3	(135.4)		298.1
Income tax (expense) benefit	(95.2)	(109.6)	71.1	C	(133.7)

Income (loss) before minority interest	213.0	15.7	(64.3)		164.4
Minority interest	(16.2)	8.2	45.7 2.2	B K	39.9

Net income	$196.8	$23.9	$(16.4)		$204.3

Net income per common share—basic	$5.29				$2.44

Net income per common share—diluted	$5.19				$2.36

Weighted average common shares in issue (millions of shares)
—Basic	37.2				83.9

—Diluted	37.9				86.6

See accompanying notes to unaudited pro forma condensed combined statement of operations.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

1.    Basis of Presentation and New Accounting Pronouncement

        Adolph Coors Company (Coors) and Molson Inc. (Molson) merged on February 9, 2005 (the Merger). In connection with the Merger, Coors changed its name to Molson Coors Brewing Company (the Company or MCBC).

        These unaudited pro forma condensed combined statements of operations have been prepared based upon historical financial information of Molson and Coors giving effect to the Merger and other related adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by SEC rules and regulations. These unaudited pro forma condensed combined statements of operations are not necessarily indicative of the results of operations that would have been achieved had the Merger actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical financial statements.

        The Merger was accounted for using the purchase method of accounting, in accordance with U.S. GAAP, with Coors treated as the "acquiror" and Molson as the acquired company.

        Molson's most recent fiscal year ended on March 31, 2004 and Coors' most recent fiscal year ended on December 26, 2004. Because these fiscal year ends differ by more than 93 days, SEC rules require that the reporting periods be more closely aligned for the purposes of pro forma financial information. For these purposes the consolidated results of Molson have been more closely aligned with Coors, as follows:

        The pro forma condensed combined statements of operations for the twenty-six weeks ended June 26, 2005, and the year ended December 26, 2004, have been prepared by combining the MCBC consolidated statements of operations for the twenty-six weeks ended June 26, 2005, and the year ended December 26, 2004, with Molson's corresponding financial information for the thirty-nine days ended February 8, 2005, and year ended December 31, 2004, respectively, assuming the Merger had occurred on December 29, 2003, the first day of Coors' fiscal year ended December 26, 2004. In addition, the Company is reporting the results of the Brazil operations one month in arrears. Therefore, the MCBC historical results for the twenty-six week period ended June 26, 2005 includes Brazil results for December 2004 through May 31, 2005. The thirty-nine day period results for Molson in the accompanying unaudited pro forma condensed combined statement of operations includes Brazil results for December 2004 through February 8, 2005. And, the accompanying unaudited pro forma condensed combined statement of operations for the fiscal year ended December 26, 2004 includes Brazil results from December 2003 through November 2004.

        The unaudited pro forma condensed combined statements of operations do not reflect significant operational and administrative cost savings ("synergies") that management of the combined company estimates may be achieved as a result of the merger transaction or other one-time charges. Significant examples of omitted, one-time adjustments include:

  •
  Synergies associated with the announced closure of the Memphis plant, which are estimated to be between $32 million to $35 million annually when the closure is complete.

  •
  Expenses to be recognized in future periods associated with retention benefits to employees covered under change in control agreements, in exchange for forfeiting their rights under those agreements, totaling approximately $7.2 million.

New Accounting Pronouncement

        Molson and Coors were partners in two joint ventures, Coors Canada and Molson USA, prior to the Merger. EITF 04-1, Accounting for Preexisting Relationships between the Parties to a Business Combination, requires management to determine whether the preexisting contractual relationships were at fair value at the Merger date. To the extent that these relationships are determined not to be at fair value, any difference would result in a gain or loss to be recorded in the Company's Statement of Operations. We are evaluating any potential impact of this guidance as part of our purchase price accounting process, which is ongoing.

2.    The Merger Transaction

        The Merger was approved at a special meeting of the shareholders of Molson on January 28, 2005, and a separate meeting of Molson option holders on January 27, 2005, and amendments to the Company's certificate of incorporation and a proposal to approve the issuance of shares of Class A common stock, Class B common stock, special Class A voting stock and special Class B voting stock (and any shares convertible into or exchangeable for shares of that stock) were approved by the Coors shareholders on February 1, 2005. The Merger was effected through an exchange of stock, in which Molson shareholders received stock in the MCBC according to an exchange ratio, depending upon the type of stock held. Also, Molson shareholders were permitted to receive a combination of common stock of MCBC and exchangeable shares in a subsidiary of MCBC, Molson Coors Exchangeco. Canadian resident holders who received exchangeable shares in the Merger could defer paying income taxes on the transaction until such time as they exchange the shares for common stock or otherwise dispose of them.

        In the Merger, Molson shareholders received the following:

        Molson Class A Shareholders.    A holder of Molson Class A non-voting shares who was a Canadian resident for Canadian income tax purposes was permitted to elect to receive for each of those shares:

  •
  0.360 of a Class B exchangeable share of Molson Coors Exchangeco (and ancillary rights), or

  •
  through a series of exchanges, 0.360 of a share of Class B common stock of MCBC, or

  •
  a combination of Class B exchangeable shares (and ancillary rights) and, through a series of exchanges, shares of Class B common stock.

        Molson Class B Shareholders.    A holder of Molson Class B common shares who was a Canadian resident for Canadian income tax purposes was permitted to elect to receive for each of those shares:

  •
  0.126 of a Class A exchangeable share and 0.234 of a Class B exchangeable share of Molson Coors Exchangeco (and ancillary rights), or

  •
  through a series of exchanges, an aggregate of 0.360 of a share of MCBC common stock, comprised of 0.126 of a share of Class A common stock and 0.234 of a share of Class B common stock, or

  •
  a combination of exchangeable shares (and ancillary rights) and, through a series of exchanges, shares of MCBC common stock.

        Molson Stock Option Holders.    A holder of Molson stock options was permitted to exchange each such Molson option for a 0.36 Molson Coors option to purchase Class B common stock. Approximately 1.3 million options were issued by MCBC in the Merger.

        Molson Class A non-voting and Class B common shareholders, excluding Pentland Securities (1981) Inc. (a company controlled by Eric Molson, a related party), also received a special dividend (the "Special Dividend") of Cdn. $5.44 per share, or a total of approximately Cdn. $652 million (US $523 million at then current exchange rates) paid by Molson in connection with the Merger to Molson shareholders of record at the close of business on February 8, 2005. Included in the number of outstanding shares of Molson's common stock were approximately 1.4 million shares issued upon the exercise of options to purchase Molson Class A common stock by Molson's directors and senior management between January 28, 2005, and February 8, 2005. This resulted in an increase in the Special Dividend of Cdn. $12 million (US $10 million) and an increase in Molson's outstanding Class A common stock.

        At its January 28, 2005, meeting, in light of the amount of work involved in completing the Merger transaction, the Board of Directors of Molson authorized payments of: Cdn. $50,000 (US $39,800) to each of the then outside directors of Molson; Cdn. $50,000 (US $39,800) to the chairs of the Independent Committee and Human Resources Committee; and Cdn. $845,000 (US $672,630) in aggregate payments to executive officers and certain other employees of Molson. These expenses incurred by Molson were expensed as incurred prior to the Merger.

3.    Income statement information relating to Molson

	Molson Inc. Thirty-nine days ended February 8, 2005(b) (In millions)
	Canadian GAAP	Presentation Adjustments	U.S. GAAP Adjustments	U.S. GAAP	U.S. GAAP
	(Cdn.$)	(Cdn.$)(c)	(Cdn.$) (Note 5)	(Cdn.$)	(U.S.$)(a)
Sales	375.6	—	(7.2)	368.4	301.7
Excise taxes	(140.6)	—	(0.6)	(141.2)	(115.6)

Net sales	235.0	—	(7.8)	227.2	186.1
Cost of goods sold	—	(152.8)	14.4	(138.4)	(113.3)

Gross profit	235.0	(152.8)	6.6	88.8	72.8
Marketing, general and administrative expenses	(237.3)	142.0	0.1	(95.2)	(78.9)
Depreciation and amortization	(10.8)	10.8	—	—	—
Special charges(d)	(190.5)	—	—	(190.5)	(154.9)

Operating loss	(203.6)	—	6.7	(196.9)	(161.0)
Interest expense, net	(15.2)	—	(0.9)	(16.1)	(13.2)
Other expense, net	0.4	—	—	0.4	0.3

Loss before income taxes	(218.4)	—	5.8	(212.6)	(173.9)
Income tax benefit	49.7	—	(0.1)	49.6	40.6

Loss before minority interest	(168.7)	—	5.7	(163.0)	(133.3)
Minority interest	10.0	—	(5.2)	4.8	3.9

Net loss	(158.7)	—	0.5	(158.2)	(129.4)

(a)
The results of Molson have been translated into U.S. dollars at the average daily closing exchange rate of Cdn.$1.22 to U.S.$1.00 for the thirty-nine days ended February 8, 2005.

(b)
Includes Canada results from January 2005 through February 8, 2005 and Brazil results from December 2004 through February 8, 2005.

(c)
The adjustments reclassify Molson's financial information to conform to Coors' presentation.

(d)
Special charges relate to restructuring programs in Brazil totaling Cdn.$23.5 million (U.S. $19.3) and merger-related expenses in Canada totaling Cdn.$167.0 (U.S. $135.6).

	Molson Inc. Year Ended December 31, 2004(b) (In millions)
	Canadian GAAP	Presentation Adjustments	U.S. GAAP Adjustments	U.S. GAAP	U.S. GAAP
	(Cdn.$)	(Cdn.$)(c)	(Cdn.$) (Note 5)	(Cdn.$)	(U.S.$)(a)
Sales	3,439.8	—	(38.8)	3,401.0	2,611.5
Excise taxes	(940.0)	—	(6.0)	(946.0)	(726.4)

Net sales	2,499.8	—	(44.8)	2,455.0	1,885.1
Cost of goods sold	—	(1,488.7)	107.7	(1,381.0)	(1,060.3)

Gross profit	2,499.8	(1,488.7)	62.9	1,074.0	824.8
Marketing, general and administrative expenses	(1,986.2)	1,423.5	5.5	(557.2)	(427.9)
Depreciation and amortization	(65.2)	65.2	—	—	—
Special charges(d)	(255.9)	—	—	(255.9)	(196.5)

Operating income	192.5	—	68.4	260.9	200.4
Interest expense, net	(86.6)	—	(7.9)	(94.5)	(72.6)
Other expense, net	—	—	(3.3)	(3.3)	(2.5)

Income before income taxes	105.9	—	57.2	163.1	125.3
Income tax (expense) benefit	(144.3)	—	1.6	(142.7)	(109.6)

Loss before minority interest	(38.4)	—	58.8	20.4	15.7
Minority interest	68.7	—	(58.1)	10.6	8.2

Net income	30.3	—	0.7	31.0	23.9

(a)
The results of Molson have been translated into U.S. dollars at the average daily closing exchange rate of Cdn.$1.30 to U.S.$1.00 for the year ended December 31, 2004.

(b)
Includes Canada results from January 2004 through December 2004 and Brazil results from December 2003 through November 2004.

(c)
The adjustments reclassify Molson's financial information to conform to Coors' presentation.

(d)
Special charges include Cdn$210.0 (U.S.$161.5) or Cdn$168.0 (U.S.$129.2) after minority interest relating to the impairment charge of the Brazilian operations, Cdn$24.0 (U.S.$18.5) relating to merger costs and a Cdn$21.9 (U.S.$16.8) charge for rationalization costs consisting primarily of brewery closure costs and asset writedowns.

4.    Pro Forma balance sheet

        The combined Company's balance sheet as of June 26, 2005 is incorporated by reference to MCBC's Quarterly Form 10-Q for the twenty-six weeks ended June 26, 2005.

5.    Molson—U.S. GAAP Adjustments by Caption Heading

        The U.S. GAAP adjustments made to the Molson income statements, which are described in Note 6, are summarized, by caption, as follows:

Income Statement	Note 6	Thirty-nine days ended February 8, 2005 Credit/(Debit)
		(In millions Cdn.$)
Sales
Promotional discounts	g	(8.4)
Molson USA	e	1.2

		(7.2)

Excise taxes
Molson USA	e	(0.6)

Cost of goods sold
Molson USA	e	0.3
Pensions	i	0.1
Coors Canada	d	14.0

		14.4

Marketing, general and administrative expenses
Molson USA	e	(1.3)
Promotional discounts	g	8.4
Coors Canada	d	(8.4)
Brewers Retail Inc.	f	1.1
Stock appreciation rights	j	(0.4)
Stock options	a	0.6
Pensions	i	0.1

		0.1

Interest expense, net
Brewers Retail Inc.	f	(1.1)
Capitalized interest	b	0.2

		(0.9)

Income tax expense
Tax effect of U.S. GAAP adjustments	k	(0.1)

Minority Interest
Molson USA	e	0.4
Coors Canada	d	(5.6)

		(5.2)

	Note 6	Year Ended December 31, 2004 Credit/(Debit)
		(In millions Cdn.$)
Sales
Molson USA	e	20.4
Promotional discounts	g	(59.2)

		(38.8)

Excise taxes
Molson USA	e	(6.0)

Cost of goods sold
Pensions	i	0.5
Depreciation of capitalized interest	b	(0.2)
Molson USA	e	(5.8)
Coors Canada	d	113.2

		107.7

Marketing, general and administrative expenses
Pensions	i	0.2
Stock options	a	6.3
Stock appreciation rights	j	(2.1)
Research tax credits	c	(2.4)
Brewers Retail Inc.	f	10.6
Molson USA	e	(11.9)
Coors Canada	d	(50.6)
Deferred costs	l	(3.8)
Promotional discounts	g	59.2

		5.5

Interest expense, net
Brewers Retail Inc.	f	(10.6)
Capitalized interest	b	2.7

		(7.9)

Other income / (expense)
Molson USA	e	(0.2)
Derivative instruments	h	(3.1)

		(3.3)

Income tax expense
Research tax credits	c	2.4
Tax effect of U.S. GAAP adjustments	k	(0.8)

		1.6

Minority interest
Molson USA	e	3.5
Coors Canada	d	(62.6)
Deferred costs	l	0.5
Derivative instruments	h	0.5

		(58.1)

6.    Descriptions for Molson U.S. GAAP Adjustments

        For details of the adjustments and the balances affected, refer to Note 5.

  (a)
  Stock options

        Under Canadian GAAP, Molson accounted for stock options using the fair value method whereby it recorded as compensation expense the fair value of all stock options granted. Under U.S. GAAP, Molson would follow Accounting Principles Board ("APB") Statement No. 25, which does not require the recognition of compensation expense when the option price at the date of grant is equal to the market price of Molson's shares. This adjustment reverses Molson's compensation expense related to stock options in 2004.

  (b)
  Capitalized interest

        Molson did not capitalize interest as part of the historical cost of constructing fixed assets. This is a requirement under U.S. GAAP. The capitalized interest adjustment capitalizes interest on qualifying project costs and records the incremental depreciation expense related to the capitalized interest.

  (c)
  Research tax credits

        Molson recorded its research tax credits as an offset to the expenses which gave rise to the credit. Under U.S. GAAP, research tax credits must be recorded as an offset to tax expense. This adjustment reclassifies the research tax credits into the tax expense line item.

  (d)
  Coors Canada

        Coors Canada was a partnership owned 50.1% by Coors and 49.9% by Molson. Molson recorded its investment in Coors Canada using a proportional consolidation method. Under U.S. GAAP, Molson would have been required to adopt FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), beginning the three-month period ended June 30, 2004 and would have fully consolidated Coors Canada under this guidance as Molson would be considered the primary beneficiary. This adjustment consolidates Coors Canada's income statement for the nine months ending December 31, 2004. No U.S. GAAP adjustment to sales is required as Coors Canada receives an amount from Molson generally equal to net sales revenue generated from the sales of Coors brands by Molson, less production, distribution, sales and overhead costs related to these sales. Gross revenues generated from those sales are recorded by, and reflected in the historical income statements of Molson. In connection with the Merger, Coors Canada was dissolved.

  (e)
  Molson USA

        Molson USA is a joint venture owned 50.1% by Molson and 49.9% by Coors. Molson recorded its investment in Molson USA using a proportional consolidation method. Under U.S. GAAP, Molson would have been required to adopt FIN 46 beginning the three-month period ended June 30, 2004 and would have fully consolidated Molson USA under this guidance as Molson would be considered the primary beneficiary. This adjustment reverses Molson's proportional consolidation in the income statement for the three months ended March 31, 2004, and records the results using the equity method. For the nine months ended December 31, 2004, this adjustment fully consolidates Molson USA's income statement.

  (f)
  Brewers Retail Inc.

        Molson records its investment in Brewers Retail Inc. (Brewers Retail) as an equity investment. Under U.S. GAAP, Molson would have been required to adopt FIN 46 beginning the three months ended June 30, 2004, and would have fully consolidated Brewers Retail under this guidance, as Molson would be considered the primary beneficiary. This adjustment fully consolidates Brewers Retail's income statement.

  (g)
  Promotional discounts

        Molson records certain incentives as selling and marketing expense. Under U.S. GAAP, these amounts must be recorded as a reduction of revenues. This adjustment reclassifies Molson's promotional discounts to conform with U.S. GAAP.

  (h)
  Derivative instruments and hedging activities

        Under U.S. GAAP, Molson must follow Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 149. Under this guidance, the change in fair value of derivative contracts not qualifying for hedge accounting is reported in net income. This adjustment recognizes the related gains and losses as a charge to earnings in 2004. Adjustments for 2005 are insignificant and are omitted from the U.S. GAAP adjustments.

  (i)
  Pensions

        While U.S. GAAP and Canadian GAAP for post retirement benefits are essentially the same, the implementation dates of this guidance differed. As a result, differences arise related to the amortization of past service costs and net actuarial gains and losses. In addition, there is no requirement to record a minimum pension liability and no concept of other comprehensive income under Canadian GAAP. These adjustments record Molson's post retirement obligations in accordance with U.S. GAAP.

  (j)
  Stock appreciation rights

        U.S. GAAP requires that the change in fair value of stock appreciation rights attached to stock options outstanding be expensed over the vesting period. There were no stock appreciation rights attached to the stock options subsequent to April 1, 2002. On June 30, 2002, Molson cancelled the stock appreciation rights attached to stock options outstanding at this date, resulting in a new measurement date under U.S. GAAP, with the remaining value of the stock appreciation rights at that date to be expensed over the remaining vesting period of the underlying options. This adjustment records the additional compensation expense related to the stock appreciation rights.

  (k)
  Tax effect of U.S. GAAP adjustments

        The tax effect of all taxable U.S. GAAP adjustments was calculated using the Canadian tax rate of 33%. U.S. GAAP adjustments related to Brazil were tax effected at a 0% rate due to significant tax loss carryforwards. U.S. GAAP adjustments to Molson's historical income statement that are permanent in nature (e.g., reversing stock option expense) are not tax effected.

  (l)
  Deferred costs

        Under Canadian GAAP, certain expenses can be deferred and amortized if they meet certain criteria. Under U.S. GAAP, these costs are expensed as incurred.

7.    Pro Forma Adjustments

        The unaudited pro forma condensed combined financial statements give effect to the merger transaction described in Note 2, as if it had occurred on December 29, 2003, the first day of Coors'

fiscal year ended December 26, 2004. The unaudited pro forma condensed combined statements of operations do not include any non-recurring charges that will arise as a result of the Merger described in Note 2. Adjustments to the unaudited pro forma condensed combined statements of operations are as follows (in U.S.$ millions):

          A     To adjust for retirement plan amortization expense that will be eliminated as a result of purchase accounting, which requires recording the excess of the projected benefit obligation over the fair value of the plan assets as a liability, thus eliminating amortization of previously unamortized liability balances. Expense reduction has been allocated 65% to cost of goods sold and 35% to marketing, general and administrative expenses.

          B     As described in Note 6 "d" and "e," Coors owned two joint ventures with Molson – Coors Canada and Molson USA – that were accounted for using the equity method of accounting by Coors. Coors was required to adopt FIN 46 beginning the year ended December 26, 2004 and determined that consolidation of its investments in Coors Canada and Molson USA was not required. Adjustment B reflects the consolidation of the Molson USA and Coors Canada joint ventures for all periods, as these would be wholly-owned subsidiaries of Molson Coors as a result of the merger transaction.

          C     The pro forma income tax adjustments to the unaudited pro forma condensed combined income statements are composed of the following amounts:

	(Expense) Benefit U.S. $ Millions
	Thirty-nine days ended February 8, 2005	Year ended December 26, 2004
Proforma adjustment at 39% tax rate	$(49.3)	$52.8
Items not tax effected	1.8	18.3

Pro forma tax adjustment	$(47.5)	$71.1

           Items not tax effected include losses in the Brazilian operations as there is not sufficient certainty as to the future use and the income from consolidating the Coors Canada and Molson USA ventures under FIN 46 which is offset in the minority interests line item of the income statement.

           Pro forma adjustments to the unaudited pro forma condensed combined statements of operations are tax effected at the combined U.S. federal and state statutory rate of 39%.

          D     The amortization of Molson's identifiable intangible assets (brand assets and distribution agreements) having finite lives is reflected as a pro forma adjustment to the unaudited pro forma condensed combined income statements. The combined company expects to amortize the estimated fair value of the identified intangibles with finite lives of approximately $489 million over estimated, useful lives ranging between 7 to 12 years for brand assets and Canadian distribution arrangements and approximately $32 million over an estimated 12 to 35 years for the Brazilian brand assets and distribution arrangements. In addition, Molson Coors expects to amortize the estimated $1,123 million fair value of Molson's tangible assets over an estimated, average useful life of 25 years for real property and 11 years for machinery and equipment. Upon finalization of all asset valuations, specific useful lives will be assigned to the acquired assets, and depreciation and amortization will be adjusted accordingly. The net effect of this increased amortization and depreciation of $8.5 million and $70.8 million for the twenty-six weeks ended June 26, 2005, and the year ended December 26, 2004, respectively, is reflected in the unaudited pro forma condensed combined income statements as follows (in millions):

	Thirty-nine days ended February 8, 2005	Year ended December 26, 2004
Cost of goods sold—depreciation	$0.7	$9.8
Marketing, general and administrative expenses
Depreciation	—	1.5
Amortization	7.8	59.5

Total additional amortization and depreciation of finite lived intangible assets and properties	$8.5	$70.8

        For every $10 million of goodwill or indefinite lived intangibles that could be reclassified to amortizable assets, as a result of the final valuations and completion of the purchase price allocations, the annual effect on amortization would be approximately $0.9 million based on a weighted average amortization period of 11 years.

          E     Represents amortization of debt premium of approximately $32 million resulting from recording assumed Molson debt at its estimated fair value based on public market quotes on the date the debt redemption was declared.

          F      Molson amortizes a deferred gain to revenues related to a previous merger's purchase accounting. This adjustment reverses the amortization benefit recognized in Molson's historical financial statements for pro forma purposes, as the amortization would no longer be recognized after the Merger.

          G     On February 8, in order to establish the fair value of its debt instruments for purchase accounting purposes, Molson announced its intention to redeem its $200 floating rate medium term notes, which were ultimately redeemed on March 2, 2005 for Cdn.$200.5 million. Molson also announced its intention to redeem its debentures, which were ultimately redeemed on March 18 for Cdn.$680.0 million. The redemptions of the floating rate notes and debentures were financed through a bridge financing facility provided by MCBC. Molson's reported results for the thirty-nine days ended February 8, 2005 include the expenses incurred to redeem Molson's debt securities. This adjustment reverses these expenses, for pro forma purposes, as they are non-recurring charges directly related to the Merger.

          H     Immediately prior to the Merger, Molson paid to its shareholders a special dividend of Cdn.$5.44 per share totaled approximately Cdn.$652 million (U.S. $523 million at then current exchange rates). The dividend was funded through debt, which has an average, floating interest rate of 3% currently. The unaudited pro forma condensed combined income statements have been adjusted to reflect interest on this debt at this average borrowing rate. If the interest rate were 0.125% higher, or 3.125%, annual interest expense for the year ended December 26, 2004 would be $15.0 million, instead of $14.3 million. If the interest rate were 0.125% lower, or 2.875%, annual interest expense for the year ended December 26, 2004 would be $13.6 million, instead of $14.3 million.

          I      Results for the first half of 2005 for MCBC, as reported, include additional expense to record inventory at fair value totaling $26.5 million by the Company in purchase accounting. Because this is a non-recurring charge, we have reversed the expense for pro forma purposes.

          J      Molson's U.S. GAAP income statement includes expense related to the amortization of stock appreciation rights. (See Note 6j) This adjustment reverses the amortization for pro forma purposes, as all remaining amortization would be accelerated upon a merger and will not have an impact on the combined company.

          K     Brazil is subject to monetary variation interest expense related to certain tax contingencies in Brazil that existed at the time of the Merger. This adjustment reflects the interest expense that would have been recognized in 2004 under the Coors policy adopted in respect to monetary variation.

8.    Unaudited Pro Forma Income Per Share

        The following table sets forth the computation of unaudited pro forma basic and diluted income per share (in millions, except per share information):

	Twenty-six Weeks Ended June 26, 2005		Year Ended December 26, 2004
	Shares	Loss per Share	Shares	Income per Share
Historical basic weighted average shares	74.2		37.2
Incremental shares issued in the merger	10.0		46.7

Pro forma combined basic weighted average shares	84.2	$(0.49)	83.9	$2.44

Historical diluted weighted average shares	74.2		37.9
Other pro forma dilutive securities (stock options)	—		2.0
Incremental shares issued in the merger	10.0		46.7

Pro forma combined diluted weighted average shares	84.2	$(0.49)	86.6	$2.36

        Other potentially dilutive securities, predominantly stock options, totaling 2.0 million and 1.2 million in the twenty-six weeks ended June 26, 2005, and the year ended December 27, 2004, were excluded from the per share calculations above, because of their anti-dilutive effect.

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  Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS